Exhibit 5.1

Scott A Climes

323 Neptune Ave 92024

Encinitas, CA 92024

August 1, 2014

B. Michael Friedman

President

800 Commerce, Inc.

319 Clematis Street, Suite 1008

West palm Beach, FL. 33401

Dear Michael,

Effective immediately, I hereby resign as CEO and Director of 800 Commerce, Inc.

Regards,

Scott Climes

Cc: Barry Hollander